Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Pacific Energy Partners, L.P.:

We consent to the use of our report dated July 30, 2003, with respect to the consolidated balance sheet of Pacific Energy GP, Inc. as of December 31, 2002, incorporated by reference and to the reference to our firm under the heading "Experts" in the registration statement.

Very truly yours,
/s/ KPMG LLP

Los Angeles, California
August 1, 2003